[Execution Copy


                                 PROMISSORY NOTE

THE PROMISSORY NOTE REPRESENTED HEREBY WAS ORIGINALLY ISSUED ON FEBRUARY 27, 1998, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER OR PURSUANT TO AN EXEMPTION THEREFROM.

$34,000,000                                                   February 27, 1998


         FOR VALUE RECEIVED, the undersigned FOAMEX L.P., a Delaware limited partnership ("Foamex" or the "Issuer"), promises to pay to the order of GENERAL FELT INDUSTRIES, INC., a Delaware corporation (together with its successors and permitted assignees, the "Holder"), the principal sum of THIRTY-FOUR MILLION DOLLARS ($34,000,000) or, if less, the aggregate unpaid principal amount of this promissory note (this "Note").

         The Issuer also promises to pay interest on the unpaid principal amount hereof outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified herein.

         Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by the Holder pursuant to the terms hereof.


                                    ARTICLE I

                                   DEFINITIONS

         1.01 Certain Defined Terms. The following terms used in this Note (including the preamble and the recitals hereto) shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

         "Accommodation Obligation" means any Contractual Obligation, contingent or otherwise, of one Person with respect to any (x) Indebtedness of another Person or (y) any other obligation or liability of another Person which is not a Credit Party, if the primary purpose or intent thereof by the Person incurring the Accommodation Obligation is to provide assurance to the obligee of such Indebtedness, obligation or liability of another that such Indebtedness, obligation or liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders


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thereof will be protected (in whole or in part) against loss in respect thereof including, without limitation, direct and indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such Indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income, or other financial condition, and agreements to make payment other than for value received.

         "Administrative Services Agreement" means the administrative services agreement, dated as of February 27, 1998, between Foamex and GFI and assigned to New GFI, as such agreement may be amended, supplemented or modified from time to time.

         "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

         "Amendatory Agreement" means the Second Amendment to the Credit Agreement and Certain Loan Documents, dated as of February 27, 1998, among the parties to the Existing Credit Agreement and Foamex International.

         "Applicable Lending Office" means the Holder's LIBO Rate Lending Office in respect of provisions relating to LIBO Rate Portions and its Domestic Lending Office in respect of provisions relating to Base Rate Portions.

         "Applicable Margin" means:

                  (a) with respect to the unpaid principal amount of each Portion maintained as a Base Rate Portion, 0.00% per annum; and

                  (b) with respect to the unpaid principal amount of each Portion maintained as a LIBO Rate Portion, 0.75% per annum.

         "Asset Transfer Documents" means the Asset Purchase Agreement, dated as of February 27, 1998, by and among TFLLC, GFI, New GFI, and Foamex International and the Ancillary Agreements (as such term is defined therein), as the same may be amended, supplemented or modified from time to time.

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         "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C.
ss.ss. 101 et seq.), as amended from time to time, and any successor statute.

         "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

                  (a) the rate of interest announced publicly by the Holder in New York, New York from time to time, as the Holder's base rate; and

                  (b) the sum of (A) one half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period.

         "Base Rate Portions" means all Portions which bear interest at a rate determined by reference to the Base Rate as provided in Section 3.01(a).

         "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA and which is subject to Title IV of ERISA.

         "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York and (ii) in the case of LIBO Rate Portions, in London, England.

         "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

         "Change of Control" means any event pursuant to which (a) another Person is substituted for FMXI as the managing general partner of Foamex, whether by agreement with FMXI, as a result of bankruptcy of FMXI or otherwise,
(b) another Person in addition to FMXI becomes a general partner of Foamex, (c) FMXI withdraws as managing general partner of Foamex pursuant to the Partnership Agreement or otherwise, (d) Marshall S. Cogan ceases (i) to control at least fifty-one percent (51%) of the Equity Interests in TIHI entitled to elect a majority of the board of directors or (ii) to legally and beneficially own, directly or indirectly and of record, at least thirty percent (30%) of the issued and outstanding Equity Interests in TIHI, (e) TIHI and the Trace Foam Sub, Inc. cease to legally and beneficially own and control, directly or indirectly and of record, at least thirty percent (30%) of the voting Equity Interests in Foamex International, (f) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) other than TIHI and its wholly-owned Subsidiaries has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of the Equity Interests in Foamex International in the aggregate amount in excess of twenty percent (20%) but only if such Person or

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group owns Equity Interests in excess of the Equity Interests owned directly or indirectly by TIHI, (g) there is a sale, transfer or other assignment or disposition of any of the Equity Interests in Foamex by FMXI, (h) Foamex International ceases to own and control 100% of the issued and outstanding Equity Interests in New GFI, or (i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Board of Directors of Foamex International or whose nomination for election by the shareholders of such Person, was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of New GFI or Foamex International, as the case may be, then in office.

         "Constituent Documents" means, (a) with respect to any corporation, (i) the articles/certificate of incorporation (or the equivalent organizational documents) of such corporation, (ii) the by-laws (or the equivalent governing documents) of such corporation and (iii) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Equity Interests, (b) with respect to any partnership (whether limited or general), (i) the certificate of partnership (or equivalent filings), (ii) the partnership agreement (or the equivalent organizational documents) of such partnership and (iii) any document setting forth the designation, amount and/or relative rights, limitation and preferences of any of such partnership's Equity Interests and (c) with respect to a limited liability company its articles or agreement of limited liability company, operating or management agreement and any similar document.

         "Contaminant" means any pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof as these terms are defined in federal, state or local laws or regulations.

         "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

         "Credit Party" means the Issuer.

         "Customary Permitted Liens" means

                  (a) Liens (other than Liens in favor of the PBGC) with respect to the payment of Taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (b) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens imposed by law created in the

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         ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (c) Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds and contractual landlord liens; provided that (i) all such Liens do not in the aggregate materially detract from the value of the Issuer's assets or Property or materially impair the use thereof in the operation of its business, and (ii) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000; and

                  (d) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of the Issuer.

         "Dollars" and "$" mean the lawful money of the United States.

         "Domestic Lending Office" means the Holder's office located in the United States, specified as the "Domestic Lending Office" under its name on the signature pages hereof or such other United States office of the Holder as it may from time to time specify by written notice to the Issuer.

         "Effective Date" means February 27, 1998.

         "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action, and any law, regulation, or order relating to workplace or worker safety and health, as such Requirements of Law are promulgated by the specifically authorized agency responsible for administering such Requirements of Law.

         "Equipment" means, with respect to the Issuer, all of the Issuer's present and future (a) equipment and fixtures, including, without limitation, machinery and office equipment, appliances, furniture and vehicles, (b) other tangible personal Property (other than the Issuer's inventory), and (c) any and all accessions, parts and appurtenances attached to any of the foregoing or used in connection therewith, and any substitutions therefor and replacements, products and proceeds thereof.

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         "Equity Interests", with respect to any Person, means any capital stock issued by such Person, regardless of class or designation, or any limited or general partnership interest in such Person, regardless of designation, or any limited company membership interest and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

         "ERISA Affiliate" means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Issuer; (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Issuer; and (c) solely for purposes of liability under Section 412(c)(11) of the Internal Revenue Code, the Lien created under Section 412(n) of the Internal Revenue Code, or for tax imposed for failure to meet minimum funding standards under
Section 4971 of the Internal Revenue Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue
Code) as the Issuer, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

         "Event of Default" means any of the occurrences set forth in Section
6.01 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 6.01.

         "Existing Credit Agreement" has the meaning ascribed to such term in the Foamex Credit Agreement.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day in New York, New York, for the next preceding Business Day) in New York, New York by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day in New York, New York, the average of the quotations for such day on such transactions received by the Holder from three federal funds brokers of recognized standing selected by the Holder.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

         "FII Guaranty" means the Guaranty dated as of February 27, 1998 executed by Foamex International in favor of the holder of the New GFI Note, the administrative agents and the lenders under the New GFI Credit Agreement, pursuant to which Foamex International guarantees, among

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other things, all of the Obligations (as defined therein) of the borrower thereunder, as the same may be amended, supplemented or modified from time to time.

         "Foamex Credit Agreement" means the Credit Agreement, dated as of June 12, 1997, as amended and restated on February 27, 1998, among Foamex, FMXI, the Holder and the Holder, as such agreement may be amended, amended and restated, modified or otherwise changed from time to time.


         "Foamex International" means Foamex International Inc., a Delaware corporation.

         "Foamex Letter of Credit" means the standby letter of credit, dated as of February 27, 1998, issued pursuant to the Foamex Credit Agreement in a minimum initial stated amount of $34,500,000 which secures Foamex's obligations under this Note as such letter of credit may be amended, supplemented or modified from time to time.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the date hereof (unless otherwise specified herein as in effect on another date or dates).

         "GFI" means General Felt Industries, Inc., a Delaware corporation.

         "GFI Liquidation" means the merger of GFI with and into TFLLC with TFLLC being the surviving Person.

         "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the National Association of Insurance Commissioners).

         "Hedging Obligation" means, with respect to any Person, the obligations of such Person under (a) interest rate or currency swap agreements, interest rate or currency cap agreements, interest rate or currency collar agreements and
(b) other agreements or arrangements designed to protect such Person against or expose such Person to fluctuations in interest rates and/or currency rates.

         "Holder" is defined in the first paragraph. As of the Effective Date the Holder is Citicorp USA, Inc., as collateral agent under the Term Facility.

         "Indebtedness", as applied to any Person, means, at any time (without duplication) (a) all indebtedness, obligations or other liabilities of such Person (i) for borrowed money or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements in respect of obligations to

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redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business as presently conducted, (v) in respect of Capital Leases, or
(vi) which are Accommodation Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien (other than Customary Permitted Liens) on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of Hedging Obligations and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; and (d) all preferred Equity Interests in such Person subject to mandatory redemption upon the occurrence of any contingency (but only to the extent such contingency has occurred).

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance promulgated thereunder.

         "Issuer" is defined in the first paragraph.

         "Lease Agreement" means the Lease Agreement, dated as of February 27, 1998, between GFI (and assigned to TFLLC) and New GFI relating to the Pico Rivera, California facility as such agreement may be amended or modified and in effect from time to time.

         "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death costs, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury or damage to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

         "LIBO Rate" means, with respect to any LIBO Rate Interest Period applicable to LIBO Rate Portions, an interest rate per annum determined by the Holder to be the average (rounded upward to the nearest whole multiple of one-sixteenth of one percent (0.0625%) per annum if such average is not such a multiple) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to major banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBO Rate Interest Rate Determination Date for such LIBO Rate Interest Period for a period equal to such LIBO Rate Interest Period and in an amount substantially equal to the amount of such Reference Bank's LIBO Rate Portion and for a period equal to such LIBO Rate Interest Period.

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         "LIBO Rate Affiliate" means the Affiliate of the Holder (if any) set forth below the Holder's name under the heading "LIBO Rate Affiliate" on the signature pages hereof or such Affiliate of the Holder as it may from time to time specify by written notice to the Issuer.

         "LIBO Rate Interest Payment Date" means (a) with respect to any Portion that is a LIBO Rate Portion, the last day of each one (1) calendar month interval during such LIBO Interest Rate Period.

         "LIBO Rate Interest Period" has the meaning ascribed to such term in
Section 3.02(b).

         "LIBO Rate Interest Rate Determination Date" has the meaning ascribed to such term in Section 3.02(c).

         "LIBO Rate Lending Office" means, with respect to the Holder, the office or offices of the Holder (if any) set forth below the Holder's name under the heading "LIBO Rate Lending Office" on the signature pages hereof or such office or offices of the Holder as it may from time to time specify by written notice to the Issuer and the Holder.

         "LIBO Rate Portions" means those Portions outstanding which bear interest at a rate determined by reference to the LIBO Rate and the Applicable Margin as provided in Section 3.01(a).

         "LIBO Rate Reserve Requirement" means any reserve requirement as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with deposits exceeding five billion Dollars in respect of "Eurocurrency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on LIBO Rate Portions is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor or consignor pursuant to ss. 9-408 of the UCC), naming the owner of such proper as debtor, under the UCC or other comparable law of any jurisdiction.

         "Managing General Partner" means FMXI, Inc.

         "Material Adverse Effect" means a material adverse effect upon (a) the condition (financial or otherwise), business performance, properties, operations, assets or prospects of the Issuer (or,

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prior to the Effective Date, GFI and it Subsidiaries), (b) the ability of any
Note Party to perform its obligations under the Foamex Letter of Credit, or (c) the ability of the Holder or the Collateral Agent (as defined in the TFLLC Credit Agreement) to enforce the Foamex Letter of Credit.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Issuer or any ERISA Affiliate and which is subject to Title IV of ERISA.

         "New GFI" means Foamex Carpet Cushion Inc., a Delaware corporation.

         "New GFI Facility" means the credit agreement, dated as of February 27, 1998, among Foamex Carpet Cushion, Inc., the Holder from time to time party thereto and Citicorp USA, Inc. and

         The Bank of Nova Scotia, as Holder thereunder, as amended, amended and restated, supplemented or modified from time to time.

         "New GFI Note" means the intercompany promissory note issued by New GFI to the order of GFI in the principal amount of $70,200,000 having a maturity date of February 27, 2004, as such promissory note may thereafter be amended, supplemented or modified from time to time.

         "Note" is defined in the first paragraph.

         "Note Parties" means, collectively, Foamex and Foamex International.

         "Notice of Conversion/Continuation" means a Notice of Conversion/Continuation substantially in the form attached hereto as Exhibit C to the TFLLC Credit Agreement with respect to a proposed conversion or continuation of a Portion pursuant to Section 4.01(c) thereof.

         "Obligations" means all Portions, advances, debts, liabilities, obligations, covenants and duties owing by the Issuer to the Holder, any of its Affiliate or any Person entitled to indemnification pursuant to Section 2.03 of this Note, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Note or the Foamex Letter of Credit, whether or not for the payment of money, whether arising (i) under or in connection with any cash management services provided by the Holder or an Affiliate of the Holder, (ii) by reason of an extension of credit, loan, guaranty, indemnification, foreign exchange contract or Hedging Obligation or
(iii) in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to the Issuer under this Note or the Foamex Letter of Credit.

         "Officer's Certificate" means (a) as to a corporation, a certificate executed on behalf of such corporation by (i) the chairman or vice-chairman of its board of directors (if an officer of such corporation) or (ii) its president, any of its vice-presidents, its chief financial officer, or its treasurer

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and, (b) as to a limited liability company, by its managing member (and if the managing member is a corporation by the appropriate individual indicated in (a) above).

         "Parent LLC" means Trace SPV LLC, a Delaware limited liability company.

         "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

         "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust, limited liability company or other organization, whether or not a legal entity, and any Governmental Authority.

         "Plan" means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which either the Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Portion" means a LIBO Rate Portion or a Base Rate Portion, as the case may be.

         "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

         "Process Agent" has the meaning ascribed to such term in Section
7.12(a).

         "Property" means any and all real property or personal property, whether tangible or intangible, plant, building, facility, structure, underground storage tank or unit, Equipment, inventory, general intangibles, receivables, Equity Interests, Securities, account, deposit, claim, right or other asset owned, leased or operated by the Issuer, as applicable, (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

         "Quarterly Payment Date" means each March 31, June 30, September 30 and December 31.

         "Reference Banks" means Citicorp USA, Inc., The Bank of Nova Scotia and any other Person reasonably satisfactory to the Issuer, Citicorp USA, Inc. and The Bank of Nova Scotia.

         "Regulation G" means Regulation G of the Federal Reserve Board as in effect from time to time.

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         "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

         "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

         "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

         "Remedial Action" means actions required to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment;
(b) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (c) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

         "Reportable Event" means any of the events described in Section 4043 of ERISA for which notice as required thereunder has not been waived.

         "Requirements of Law" means, as to any Person, the Constituent Document or other organizational or governing documents of such Person, and any law, rule or regulation, or deter mination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations G, U and X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building or land use requirement or Permit or labor or employment, rule or regulation and including any Environmental Health or Safety Requirements of Law.

         "RULPA" means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, and any successor statute.

         "Securities" means any limited, general or other partnership interest, or any limited liability company interest or any stock, shares, voting trust certificates, bonds, debentures, notes or other Equity Interests or evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Stated Maturity Date" means March 17, 2000.

         "Subsidiary" of a Person means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other subsidiaries of such Person or any combination thereof.

         "Supply Agreement" means the supply agreement in respect of carpet cushion products, raw materials and other material supplied by Foamex to Foamex Carpet Cushion, Inc. and the supply of bonded fiber products, raw materials and other material products to Foamex by Foamex Carpet Cushion dated as of February 27, 1998 between Foamex L.P. and Foamex Carpet Cushion, as the same may be amended, supplemented, or modified from time to time.

         "Tax Sharing Agreement" means that certain Tax Sharing Agreement between the Issuer, Parent LLC and Trace Foam Company, Inc., as the same may be amended, supplemented or modified from time to time.

         "Taxes" has the meaning ascribed to such term in Section 2.03(a).

         "Termination Event" means (a) a Reportable Event with respect to any Benefit Plan; (b) the withdrawal of the Issuer or any ERISA Affiliate from a Benefit Plan during a plan year in which the Issuer or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Issuer or any ERISA Affiliate; (c) the imposition of an obligation on the Issuer or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (d) the institution by the PBGC or any similar foreign Governmental Authority of proceedings to terminate a Benefit Plan; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (f) the partial or complete withdrawal of the Issuer or any ERISA Affiliate from a Multiemployer Plan.

         "TFLLC" means Trace Foam LLC, a Delaware limited liability company.

         "TFLLC Credit Agreement" means Amended and Restated Term Credit Agreement dated as of February 27, 1998, among TFLLC, as borrower and the Lenders, pursuant to which tranche A loans and tranche B loans have been made.

         "TFLLC A Lenders" means the lenders from time to time under the TFLLC Credit Agreement.


                                       -13

         "TIHI" means Trace International Holdings, Inc., a Delaware corporation.

         "TIHI Note" means the $20,000,000 original principal amount promissory note issued on February 27, 1998 by TIHI in favor of Trace Foam and contributed to the Issuer, as such promissory note may be amended, supplemented or modified from time to time.

         "Trace Foam" means Trace Foam Company, Inc., a Delaware corporation.

         "Transaction" means, collectively (i) the "Transaction" as defined in the Amendatory Agreement, (ii) the GFI Liquidation and (iii) the transactions contemplated by the Asset Transfer Documents and the Asset Transfer Documents.

         "Transaction Costs" means the fees, costs and expenses payable by the Issuer in connection with the execution, delivery and performance of the Foamex Letter of Credit and the Transaction Documents.

         "Transaction Documents" means this Note, the Foamex Letter of Credit, the New GFI Note, the TIHI Note, the Asset Transfer Documents, the Supply Agreement, the Administrative Services Agreement, the Lease Agreement, the Tax Sharing Agreement, the documents, agreements and other writings related to the Transaction and all other agreements entered into prior to or on the Effective Date pursuant to such agreements.

         "Triggering Event" means (a) any Event of Default occurring under
Section 6.01(f) or 6.01(g) or (b) any other Event of Default (i) occurring under
Section 6.01(a), (h) ,(i), (l), (o) or (p) or (ii) which has occurred and is continuing for a period of 30 days or more, in each case, which the Holder have (either in their discretion or upon the direction of the Holder) designated in writing to the Issuer to be a "Triggering Event".

         "UCC" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

         1.02 Computation of Time Periods. In this Note, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Note shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, immediately preceding the date numerically corresponding to the first day of such period, provided that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Note, end on the last day of the calendar month.

         1.03 Accounting Terms. For purposes of this Note, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

         1.04 Other Definitional Provisions. References to "Articles", "Sections" and "subsections", "Schedules", "Exhibits" and the "preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Note unless otherwise specifically provided.

         1.05 Other Terms. All other terms contained in this Note shall, unless the context indicates otherwise, have the meanings assigned to such terms by the UCC to the extent the same are defined therein.


                                   ARTICLE II

                            PAYMENTS AND PREPAYMENTS

         2.01 Prepayments and Repayments.

                  (a) Voluntary Prepayments. The Issuer may not voluntarily prepay this Note prior to the stated maturity hereof.

                  (b) Mandatory Payments. The outstanding principal amount of this Note shall mature on and be paid in full on March 17, 2000.

                           (i) Immediately upon any acceleration of this Note
                  pursuant to Section 6.02, the Issuer shall repay the outstanding principal amount of this Note unless, pursuant to
                  Section 6.02, only a portion of such principal amount is so accelerated (in which case the portion so accelerated shall be so prepaid).

         2.02  Payments.

                  (a) Manner and Time of Payment. All payments of principal of and interest on the Portions and other Obligations (including, without limitation, fees and expenses) which are payable to the Holder shall be made without condition or reservation of right, in immediately available funds, delivered to the Holder not later than 1:00 p.m. (New York time) on the date and at the place due, to such account of the Holder as it may designate, for the account of the Holder; and funds received by the Holder on or prior to 1:00 p.m. (New York time) on any given Business Day shall be credited against payment to be made that day and funds received by the Holder after 1:00 p.m. (New York time) on any given Business Day shall be deemed to have been paid on the next succeeding Business Day.

                  (b) Payments on Non-Business Days. Whenever any payment to be made by the Issuer hereunder or under this Note is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day, and any such extension of time shall be included in the computation of the payment of interest and fees hereunder.

         2.03 Taxes.

                  (a) Payment of Taxes. Any and all payments by the Issuer hereunder shall be made, in accordance with Section 2.02, free and clear of and without reduction for any and all taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, this Note and the Foamex Letter of Credit and all other liabilities with respect thereto excluding, in the case of the Holder, taxes imposed on its income, capital, profits or gains and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which the Holder's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If (I) the Issuer shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any document to the Holder, or (II) if the Holder shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any document to a TFLLC A Lender, (x) the sum payable to the Holder shall be increased in the case of clause (I) as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 2.03) the Holder receives an amount equal to the sum it would have received had no such withholding or deductions been made, or, in the case of clause
         (II) as may be necessary to ensure that the Holder has funds sufficient to pay the TFLLC A Lenders pursuant to the terms of the TFLLC Credit Agreement, (y) in the case of clause (I), the Issuer shall make such withholding or deductions, and (z) in the case of clause (I), the Issuer shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) Indemnification. The Issuer will indemnify the Holder against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 2.03 and any additional income or franchise taxes resulting therefrom) incurred or paid by the Holder or any bank holding company parent of the Holder or by the Holder on behalf of any TFLLC A Lenders and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section 2.03 submitted by it to the Issuer shall, absent manifest error, be final, conclusive and binding upon all parties hereto. The Holder agrees, within a reasonable time after receiving a written request from the Issuer, to provide the Issuer with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as the Holder may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
Section 2.03 in respect of any payments under this Note.

         (c) Receipts. Within thirty (30) days after the date of any payment of Taxes by the Issuer, the Issuer will furnish to the Holder, at its address referred to in Section 7.05, the original or a certified copy of a receipt, if any, or other documentation reasonably satisfactory to the Holder, evidencing payment thereof. The Issuer shall furnish to the Holder upon the request of the Holder from time to time an Officer's Certificate stating that all Taxes of which it is aware are due have been paid and that no additional Taxes of which it is aware are due.

         2.04 Promise to Repay. The Issuer hereby agrees to pay when due the principal amount of this Note, and further agrees to pay all unpaid interest accrued hereon, in accordance with the terms hereof.


                                   ARTICLE III

                                INTEREST AND FEES

         3.01 Interest on the Portions and other Obligations.

                  (a) Rate of Interest. All Portions and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Portions are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 3.01(d), as follows:

                           (i) If a Base Rate Portion or such other Obligation,
                  at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues plus (B) the Applicable Margin; and

                           (ii) If a LIBO Rate Portion, at a rate per annum
                  equal to the sum of (A) the LIBO Rate determined for the applicable LIBO Rate Interest Period plus (B) the Applicable Margin.

         The Holder shall from time to time notify the Issuer of the selection of the LIBO Rate pursuant to a Notice of Conversion/Continuation. If on any day any Portion is outstanding with respect to which notice has not been timely delivered to the Issuer in accordance with the terms of this Note specifying the basis for determining the rate of interest on that day, then for that day interest on that Portion shall be determined by reference to the Base Rate.

                  (b) Interest Payments. (i) Interest accrued hereunder shall be payable in arrears (A) on the last Business Day of each calendar month,
         (B) upon the prepayment thereof in full or in part when made in connection with a prepayment of the Portions, and (C) if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of this Note.

                           (ii) Interest accrued on the principal balance of all
                  other Obligations shall be payable in arrears (A) on each Quarterly Payment Date, commencing on the first such day following the incurrence of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

                  (c) Conversion or Continuation. Notwithstanding anything to the contrary, any "Notice of Conversion/Continuation"delivered by the borrower under the TFLLC Credit Agreement pursuant to Section 4.01(c) thereof with respect to any Tranche A Loans (as defined in the TFLLC Credit Agreement) thereunder shall constitute notice by the Holder to the Issuer pursuant to this Section 3.01(c) to the same effect.

                  (d) Default Interest. Notwithstanding the rates of interest specified in Section 3.01(a) or elsewhere in this Note, effective immediately upon (i) the occurrence of an Event of Default described in
         Section 6.01(a) or (ii) the occurrence of any other Event of Default and notice from the Holder of the effectiveness of this Section 3.01(d), and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Base Rate Portions, and the principal balance of all other Obligations (other than LIBO Rate Portions), shall bear interest at a rate which is two percent (2%) per annum in excess of the Base Rate plus the Applicable Margin, and the principal balance of all LIBO Rate Portions shall bear interest at a rate which is two percent (2%) per annum in excess of the LIBO Rate plus the Applicable Margin for LIBO Rate Portions.

                  (e) Computation of Interest. Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days or, in the case of Base Rate Portions, a year of 365 or 366 days, as the case may be. In computing interest on any Portion, the date of the making of the Portion or the first day of a LIBO Rate Interest Period, as the case may be, shall be included and the date of payment or the expiration date of a LIBO Rate Interest Period, as the case may be, shall be excluded; provided, however, if a Portion is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Portion.

                  (f) Changes; Legal Restrictions. If after the date hereof the Holder determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over the Holder, a TFLLC A Lender or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

                           (A) does or will subject the Holder, a TFLLC A Lender
                  (or its Applicable Lending Office or LIBO Rate Affiliate) to charges (other than Taxes) of any kind which the Holder reasonably determines to be applicable to the commitment of the Holder or the TFLLC A Lender to make LIBO Rate Portions or change the basis of taxation of payments to the Holder of principal, fees, interest, or any other amount payable hereunder with respect to LIBO Rate Portions; or

                           (B) does or will impose, modify, or hold applicable,
                  in the determination of the Holder, any reserve (including the actual imposition of any LIBO Rate Reserve Requirement), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, the Holder, a TFLLC Lender or any Applicable Lending Office or LIBO Rate Affiliate of such Holder or TFLLC A Lender;

         and the result of any of the foregoing is to increase the cost to the Holder of making, renewing or maintaining the Portions or to reduce any amount receivable thereunder; then, in any such case, upon written demand by the Holder, the Issuer shall immediately pay to the Holder, from time to time as specified by the Holder, such amount or amounts as may be necessary to compensate the Holder or its LIBO Rate Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. If such increased costs are incurred as a result of the Holder's selection of a particular Applicable Lending Office, the Holder shall take reasonable efforts to make, fund and maintain its Portions through another Applicable Lending Office, if the making, funding or maintaining of such Portions through such other office of the Holder does not, in the judgment of the Holder, otherwise materially adversely affect the Holder or such Portions.

         3.02 Special Provisions Governing LIBO Rate Portions. With respect to LIBO Rate Portions:

                  (a) Amount of LIBO Rate Portions. Each LIBO Rate Portion shall be for a minimum amount of $1,000,000 and in integral multiples of $100,000 in excess of that amount.

                  (b) Determination of LIBO Rate Interest Period. By giving notice as set forth in Section 3.01(c) (with respect to a conversion into or continuation of LIBO Rate Portions), the Issuer shall have the option, subject to the other provisions of this Section 3.02, to select an interest period (each, a "LIBO Rate Interest Period") to apply to the Portions described in such notice, subject to the following provisions:

                           (i) The Issuer may only select, as to particular LIBO
                  Rate Portions, a LIBO Rate Interest Period of either one, two, three or six months in duration;

                           (ii) In the case of immediately successive LIBO Rate
                  Interest Periods applicable to of LIBO Rate Portions, each successive LIBO Rate Interest Period shall commence on the day on which the next preceding LIBO Rate Interest Period expires;

                           (iii) If any LIBO Rate Interest Period would
                  otherwise expire on a day which is not a Business Day, such LIBO Rate Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the LIBO Rate Interest Period shall expire on the immediately preceding Business Day;

                           (iv) The Issuer may not select a LIBO Rate Interest
                  Period as to any Portion if such LIBO Rate Interest Period terminates later than the maturity date of this Note; and

                           (v) There shall be no more than five (5) LIBO Rate
                  Interest Periods in effect at any one time.

                  (c) Determination of Interest Rate. As soon as practicable on the second Business Day prior to the first day of each LIBO Rate Interest Period (the "LIBO Rate Interest Rate Determination Date"), the Holder shall determine (pursuant to the procedures set forth in the definition of "LIBO Rate") the interest rate which shall apply to the LIBO Rate Portions for which an interest rate is then being determined for the applicable LIBO Rate Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Issuer and to the Holder. The Holder's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Issuer.

                   (d) Interest Rate Unascertainable, Inadequate or Unfair. In the event that at least one (1) Business Day before the LIBO Rate Interest Rate Determination Date:

                           (i) the Holder is advised by any Reference Bank that
                  deposits in Dollars (in the applicable amounts) are not being offered by such Reference Bank in the London interbank market for such LIBO Rate Interest Period; or

                           (ii) the Holder determine that adequate and fair
                  means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed; or

                           (iii) the Holder determines that the LIBO Rate for
                  LIBO Rate Portions comprising such Portion will not adequately reflect the cost to the Holder of obtaining funds in Dollars under the TFLLC Credit Agreement market in the amount substantially equal to the Holder' LIBO Rate Portions in Dollars and for a period equal to such LIBO Rate Interest Period;

         then the Holder shall forthwith give notice thereof to the Issuer, whereupon (until the Holder notifies the Issuer that the circumstances giving rise to such suspension no longer exist) the right of the Holder to elect to have Portions bear interest based upon the LIBO Rate shall be suspended and each outstanding LIBO Rate Portion shall be converted into a Base Rate Portion on the last day of the then current LIBO Rate Interest Period therefor, notwithstanding any prior election by the Issuer to the contrary.

                  (e) Illegality. (i) If at any time the Holder determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any LIBO Rate Portion has become unlawful or impermissible by compliance by the Holder or by a TFLLC A Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, the Holder may give notice of that determination, in writing, to the Issuer.

                           (ii) If at any time after the Holder gives notice
                  under Section 3.02(e)(i) the Holder determines that it or the applicable TFLLC A Lender may lawfully make LIBO Rate Portions, the Holder shall promptly give notice of that determination, in writing, to the Issuer. The Holder's right to request to maintain LIBO Rate Portions shall thereupon be restored.

                  (f) Compensation. In addition to all amounts required to be paid by the Issuer pursuant to Section 3.01, the Issuer shall compensate the Holder, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Holder to fund or maintain the LIBO Rate Portions but excluding any loss of Applicable Margin on the relevant Portions) Holder may sustain (i) if for any reason a conversion into or continuation of LIBO Rate Portions does not occur on a date specified therefor in a Notice of Conversion/Continuation given by the Holder or in a telephonic request by it for conversion/continuation or a successive LIBO Rate Interest Period does not commence after notice therefor is given pursuant to Section 3.01(c), including, without limitation, pursuant to Section 3.02(d), (ii) if for any reason any LIBO Rate Portion is prepaid (including, without limitation, mandatorily pursuant to Section 2.01(b)) on a date which is not the last day of the applicable LIBO Rate Interest Period, (iii) as a consequence of a required conversion of a LIBO Rate Portion to a Base Rate Portion as a result of any of the events indicated in Section 3.02(d) or 3.02(e), or (iv) as a consequence of any failure by the Issuer to repay LIBO Rate Portions when required by the terms of this Note. The Holder making demand for such compensation shall deliver to the Issuer concurrently with such demand a written statement in reasonable detail as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Holder, absent manifest error.

                  (g) Booking of LIBO Rate Portions. The Holder may carry or transfer LIBO Rate Portions at, to, or for the account of, its LIBO Rate Lending Office or LIBO Rate Affiliate or its other offices or Affiliates. The Holder shall not be entitled, however, to receive any greater amount under Section 2.03, 3.01(f) or 3.02(f) as a result of the transfer of any such LIBO Rate Portion to any office (other than such LIBO Rate Lending Office) or any Affiliate (other than such LIBO Rate Affiliate) than the Holder would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

                  (h) Affiliates Not Obligated. No LIBO Rate Affiliate or other Affiliate of the Holder shall be deemed a party to this Note or shall have any liability or obligation under this Note.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         4.01 Representations and Warranties of the Issuer. In order to induce the Holder to purchase this Note and to make and/or maintain the Portions and the other financial accommodations to the Issuer, the Issuer, individually, and the Managing General Partner, individually and as the managing general partner of the Issuer, as the case may be, hereby represents and warrants to the Holder as of the Effective Date and as of each date thereafter on which such representations and warranties shall be made or deemed to be made that the following statements are true, correct and complete:

                  (a) Organization; Partnership Powers; Corporate Powers. The Issuer (A) is a limited partnership duly formed and organized, validly existing and in good standing under the laws of the State of Delaware and is a valid limited partnership under RULPA, (B) is duly qualified to operate as a foreign limited partnership and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite partnership power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted pursuant to the Business Plan of the Issuer in connection with and following the consummation of the transactions contemplated by this Note.

                           (i) FMXI, in its capacity as managing general
                  partner, is the Person who has executed this Note on behalf of the Issuer. FMXI is the managing general partner of the Issuer and FMXI has full authority to execute alone, and on behalf of the Issuer, this Note.

                           (ii) The Managing General Partner (A) is a
                  corporation duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect and
                  (C) has all requisite corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Note.

                           (iii) The Managing General Partner does not conduct
                  any business other than the business of acting as the managing general partner of the Issuer and owning Equity Interests in the Issuer.

                  (b) Authority. The Managing General Partner has the requisite corporate power and authority to execute and deliver this Note.

                           (i) The Issuer has the requisite partnership power,
                  and authority to execute, deliver and perform this Note.

                           (ii) The execution, delivery and performance as the
                  case may be, of this Note and the consummation of the transactions contemplated hereby, have been duly approved by the Managing General Partner (on behalf of the Issuer) and the board of directors of the Managing General Partner, and such approvals have not been rescinded, revoked or modified in any manner. No other partnership action or proceedings on the part of the Issuer or other corporate or shareholder action or proceedings on the part of the Managing General Partner are necessary to consummate such transactions.

                           (iii) This Note has been duly executed, or delivered,
                  on behalf of the Issuer and constitutes its legal, valid and binding obligation, enforceable against the Issuer in accordance with its terms, is in full force and effect and all parties thereto have performed and complied with all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Issuer on or before the Effective Date, and, as of the Effective Date, no default (or event that with the passing of time or giving of notice or both would constitute an event of default) or breach of any covenant by the Issuer exists hereunder.

                  (c) No Conflict. The execution, delivery and performance of this Note does not and will not (i) conflict with the Constituent Documents of the Issuer or the Managing General Partner, (ii) to the Issuer's or the Managing General Partner's best knowledge, constitute a tortious interference with any Contractual Obligation of any Person (other than the Holder) or (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (A) any Transaction Document, (B) any Requirement of Law (including, without limitation, any requirement under RULPA in order for the Issuer to remain a valid limited partnership under RULPA) or
         (C) any Contractual Obligation of the Issuer or the Managing General Partner, or require termination of any Contractual Obligation, the consequences of which violation, breach, default or termination, will have or is reasonably likely to have a Material Adverse Effect or may subject the Holder to any liability, (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Issuer, or (v) require any approval of the Issuer's or to the Issuer's or the Managing General Partner's best knowledge, the Managing General Partner's, direct or indirect, Equity Interest holders (which has not been obtained).

                  (d) Governmental Consents. The execution, delivery and performance of this Note does not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except (i) filings, consents or notices which have been made, obtained or given, or, in a timely manner, will be made, obtained or given, and registrations with, filings, approvals and consents required under the Securities Act, the Securities Exchange Act and state securities and "Blue Sky" laws in connection with the transactions contemplated hereunder, and (ii) routine corporate and partnership filings to maintain good standing in each state in which the Issuer conducts its business.

                  (e) Governmental Regulation. Neither the Issuer nor the Managing General Partner is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits its ability to incur indebtedness or its ability to consummate the transactions contemplated hereunder.

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

         The Issuer and the Managing General Partner covenant and agree that until all of the Obligations (other than indemnities not yet due) are paid in full (or, in the case of contingent Obligations (other than indemnities not yet due), cash collateralized in the full amount of such Obligations on terms satisfactory to the Holder), unless the Holder shall otherwise give prior written consent thereto:

                  (a) Partnership/Corporate Existence, etc. The Managing General Partner shall cause the Issuer to, and the Issuer shall, at all times, maintain its partnership existence, and the Managing General Partner shall, at all times, maintain its corporate existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises is not likely to have a Material Adverse Effect.

                  (b) Partnership Powers; Conduct of Business. The Managing General Partner shall, and shall cause the Issuer to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except in such jurisdictions where the failure so to qualify would not cause or be likely to cause a Material Adverse Effect.

                  (c) Compliance with Laws, etc. The Managing General Partner shall, and shall cause the Issuer to, (a) comply with all Requirements of Law and all restrictive covenants affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain as needed all Permits necessary for its operations and maintain such Permits in good standing, except in the case where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect.


                                   ARTICLE VI

                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         6.01 Events of Default. Each of the following occurrences shall constitute an Event of Default under this Note:

                  (a) Failure to Make Payments When Due. The Issuer shall fail to pay when due any of the Obligations and if such non-payment relates to interest on the Portions or fees, such non-payment continues for a period of more than five (5) days.

                  (b) Breach of Certain Covenants. The Issuer or the Managing General Partner shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Person under Sections 2.04 or Article V.

                  (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Issuer or the Managing General Partner to the Holder herein or in any statement or certificate at any time given by any such Person pursuant hereto shall be false or misleading in any material respect on the date as of which made (or deemed made).

                  (d) Other Defaults. The Issuer or the Managing General Partner shall default in the performance of or compliance with any term contained in this Note (other than as covered by clause (a), (b) or (c) of this Section 6.01), and such default or event of default shall continue for thirty (30) days after the occurrence thereof.

                  (e) Default as to Other Indebtedness. The Issuer shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any other Indebtedness (other than an Obligation) in excess of $1,000,000; or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption or other required repurchase of such Indebtedness, or during the continuance of such breach, default or event of default, permit the holder(s) of such Indebtedness to accelerate the maturity of any such Indebtedness or require a redemption or other repurchase of such Indebtedness; or any such Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Issuer (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; in each case such accelerated, repurchased or other Indebtedness to exceed, in the aggregate, $1,000,000.

                  (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) An involuntary case shall be commenced against any Note Party and the petition shall not be dismissed, stayed, bonded or discharged within forty-five (45) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Note Party in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors (or other governing body) of any Note Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Note Party or over all or a substantial part of the Property of any Note Party shall be entered; or an interim receiver, trustee or other custodian of any Note Party or of all or a substantial part of the Property of any Note Party shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any Note Party shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within forty-five
         (45) days after entry, appointment or issuance; or the board of directors of any Note Party (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

                  (g) Voluntary Bankruptcy; Appointment of Receiver, etc. Any Note Party shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any Note Party shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

                  (h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against any Note Party or any of their respective assets involving in any case an amount in excess of $1,000,000 is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

                  (i) Foamex Letter of Credit; Failure of Security. At any time, for any reason, (i) the Foamex Letter of Credit ceases to be in full force and effect or fails to be renewed upon the lapse of it's date of termination as of the Effective Date, or any Note Party or any of its Subsidiaries party thereto seeks to repudiate its obligations under the Foamex Credit Agreement, or (ii) Liens in favor of the Holder to secure the Obligations shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall be subordinated or shall not have the priority contemplated by this Note or the other Transaction Documents.

                  (j) Termination Event. Any Termination Event occurs which could reasonably subject the Issuer or any ERISA Affiliate to liability in excess of $1,000,000.

                  (k) Waiver Application. The plan administrator of any Benefit Plan for which the Issuer or an ERISA Affiliate is an "employer" as defined in Section 3(5) of ERISA applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of
         Section 412(a) of the Internal Revenue Code and the substantial business hardship upon which the application for the waiver is based could reasonably subject the Issuer or any ERISA Affiliate to liability in excess of $1,000,000.

                  (l) Change of Control. Any Change of Control occurs.

                  (m) Material Adverse Change. An event shall exist or occur which would materially and adversely impair (i) the ability of any Credit Party to perform its obligations hereunder or (ii) the ability of the Holder to enforce the Foamex Letter of Credit.

                  (n) Tax Status. If the Issuer is taxed as a corporate entity by and federal or state taxing authority and such taxation causes a Material Adverse Effect.

                  (o) New GFI Note, Supply Agreement, Lease Agreement or TIHI Note. Any "Event of Default" (or any event or occurrence or circumstance which would become an "Event of Default" with the passage of time or the giving of notice or both) as defined in the New GFI Note, Supply Agreement, or Lease Agreement (other than an "event of default" arising out of the acts or omissions of the "Landlord") or TIHI Note shall have occurred and be continuing. Any of the terms of the New GFI Note, Supply Agreement, Lease Agreement shall be amended, supplemented or otherwise modified without the prior written consent of the Holder (except for such amendments, supplements or modifications deemed immaterial by the Holder).

                  (p) Liens on Equity Interests. Any Lien shall be granted in favor of any Person on the Equity Interests of the Issuer other than the Liens as in effect on the Effective Date.

         An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 7.04.

         6.02  Rights and Remedies.

                  (a) Acceleration and Termination. Upon the occurrence of any Event of Default described in Section 6.01(f) or 6.01(g), the unpaid principal amount of, and any and all accrued interest on, the Obligations and all accrued fees shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Issuer; and upon the occurrence and during the continuance of any other Event of Default, the Holder by written notice to the Issuer, may declare the unpaid principal amount of and any and all accrued and unpaid interest on the Obligations to be, and the same shall thereupon be, immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Issuer.

                  (b) Rescission. If at any time after acceleration of the maturity of the Portions, the Issuer shall pay all arrears of interest and all payments on account of principal of the Portions which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Note) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Portions due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 7.04, then upon the written consent of the Holder and written notice to the Issuer, the acceleration and its consequences may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon.

                  (c) Enforcement. The Issuer acknowledges that in the event the Issuer fails to perform, observe or discharge any of its obligations or liabilities under this Note or the Foamex Credit Agreement, any remedy of law may prove to be inadequate relief to the Holder; therefore, the Issuer agrees that the Holder shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.01 Assignments and Participations. No assignments or participations of any Holder's rights or obligations under this Note shall be made except that Trace Foam LLC, as successor to GFI as initial Holder as a result of the GFI Liquidation shall be entitled to assign in whole, but not in part, this Note to Citicorp USA, Inc. as collateral agent under the TFLLC Credit Agreement.

         7.02 Expenses. After Default. The Issuer further agrees to pay or reimburse the Holder upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Holder after the occurrence of an Event of Default (i) in enforcing the Foamex Letter of Credit or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Note in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Property, the Issuer and related to or arising out of the transactions contemplated hereby or by any of the other Transaction Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

         7.03 Indemnity. The Issuer further agrees to defend, protect, indemnify, and hold harmless the Holder and each of its Affiliates, and each of their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the Transaction Documents (other than the Asset Transfer Documents) the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of
(a) this Note (or any matter indemnified against or for as set forth therein), executed by each of the parties thereto prior to the date hereof, including, without limitation, the Transaction Documents (other than the Asset Transfer Documents) or the Foamex Letter of Credit, or any act, event or transaction related or attendant thereto, the purchase of this Note, the management of such Portions or the use or intended use of the proceeds of the Portions hereunder or any of the other transactions contemplated by the Transaction Documents (other than the Asset Transfer Documents), or (b) any Liabilities and Costs under federal, state or local environmental, health or safety laws, regulations or common law principles arising from or in connection with the past, present or future operations of the Issuer or any of its predecessors in interest, or the past, present or future environmental condition of any Property of the Issuer or any of its predecessors in interest (relating to the period during which the Issuer, any of its predecessors in interest, or the Holder, in such capacity, owned or operated such Property), the presence of asbestos-containing materials at any respective Property of the Issuer or the Release or threatened Release of any Contaminant into the environment from any respective Property of the Issuer (collectively, the "Indemnified Matters"); provided, however, the Issuer shall not have any obligation to an Indemnitee hereunder with respect to Indemnified Matters with respect to costs caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

         7.04 Amendments and Waivers. Unless otherwise provided in this Note, no amendment or modification of any provision of this Note shall be effective without the written agreement of the Holder and the Issuer.

         7.05 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Holder pursuant to
Article II or III shall not be effective until received by the Holder.

         7.06 Survival of Warranties and Agreements. All representations and warranties made herein, and in any iteration of this Note executed by each of the parties thereto prior to the date hereof (it being understood that the Issuer shall have no obligation to restate or update any representation or warranty made in any such iteration from and after the effectiveness of any amendment, modification, supplement or restatement to such iteration except to the extent set forth in such amendment, modification, supplement or restatement), and all obligations of the Issuer in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Note and the Foamex Letter of Credit, the making and repayment of the Portions and the termination of this Note and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Holder may have come into possession or control of any of the Issuer's Property, except as limited by applicable statutes of limitation.

         7.07 Severability. In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         7.08 Headings. Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note or be given any substantive effect.

         7.09 Governing Law. THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

         7.10 Limitation of Liability. No claim may be made by the Issuer, the Holder or any other Person against the Holder or any of the Holder's Affiliates, directors, officers, employees, attorneys or agents for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Note, or any act, omission or event occurring in connection therewith; and each of the Issuer and the Holder hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         7.11 Successors and Assigns. This Note and the Foamex Letter of Credit shall be binding upon the parties hereto and their respective transferees, successors and assignees and shall inure to the benefit of the parties hereto and the successors, transferees and assignees of the Holder. The rights hereunder of the Issuer, or any interest therein, may not be assigned without the written consent of the Holder. Within five Business Days after receipt of notice of assignment by the Holder to any person or entity (such person, an "Assignee") of all or any part of this Note, the Issuer shall:

                  (i) execute and deliver to such Assignee, in exchange for the surrendered Note or Notes, a new Note to the order of such Assignee in an amount equal to the amount of this Note assigned to it, and if the Holder has retained any amount owing to it hereunder, a new Note to the order of the Holder in an amount equal to the amount retained by it hereunder, which new Note or Notes shall be dated the same date as the surrendered Note or Notes and be in substantially the form of this Note, and such Assignee will be deemed a Holder under the Note issued to it; and

                  (ii) amend the Foamex Letter of Credit to provide that such new Holder or its nominee be made the beneficiary of the Foamex Letter of Credit.

         7.12  Certain Consents and Waivers of the Issuer.

                  (a) Personal Jurisdiction. EACH OF THE HOLDER AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR

         FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS NOTE OR THE FOAMEX LETTER OF CREDIT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER IRREVOCABLY DESIGNATES AND APPOINTS CORPORATION SERVICE COMPANY, 15 COLUMBUS CIRCLE, NEW YORK, NEW YORK 10023 AS THEIR AGENT (THE "PROCESS AGENT") FOR SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE HOLDER AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

                  (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE FIVE
         (5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR THE FOAMEX LETTER OF CREDIT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE HOLDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

                  (c) Waiver of Jury Trial. EACH OF THE HOLDER AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE OR THE FOAMEX LETTER OF CREDIT.

         7.13 Counterparts; Effectiveness; Inconsistencies. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         7.14 Entire Agreement. This Note, together with the assignment of the interest in the Foamex Letter of Credit embodies the entire agreement and understanding among the parties hereto and all prior agreements and understandings, written and oral, relating to the subject matter hereof.

         IN WITNESS WHEREOF, this Note has been duly executed as of the date first above written.


                                       FOAMEX L.P.

                                       By FMXI, Inc.
                                           its Managing General Partner


                                       By /s/ George Karpinski
                                         ---------------------------
                                           Title: Vice President


                                       Notice Address:


                                           Foamex L.P.
                                           1000 Columbia Avenue
                                           Linwood, Pennsylvania 19061
                                           Attn.:  Kenneth R. Fuette
                                           Telecopier No. (610) 859-3085

                                           with copies to:


                                           Trace Foam Company, Inc.
                                           c/o Trace International Holdings Inc.
                                           375 Park Avenue
                                           New York, NY  10152
                                           Attn.:  Philip N. Smith, Jr., Esq.
                                           Telecopier No.  (212) 593-1363


                                           FMXI, Inc.
                                           c/o Foamex International Inc.
                                           1000 Columbia Avenue
                                           Linwood, Pennsylvania 19061
                                           Attn.:  Kenneth R. Fuette
                                           Telecopier No. (610) 859-3085

HOLDER:                                GENERAL FELT INDUSTRIES, INC.



                                       By /s/ George Karpinski
                                         ---------------------------
                                           Title:

The undersigned, TFLLC as successor to GFI as a result of the GFI Liquidation, hereby assigns, without recourse, all of its rights under this Note to, and makes this Note payable to the order of, Citicorp USA, Inc., a Delaware corporation, in its capacity as collateral agent under that certain Credit Agreement dated as of February 27, 1998 among Trace Foam LLC, the financial institutions from time to time parties thereto as lenders, the financial institutions from time to time parties thereto as issuing banks, Citicorp USA, Inc., in its capacity as collateral agent for the lenders and the issuing banks, and The Bank of Nova Scotia, in its capacity as funding agent for the lenders and the issuing banks.


TRACE FOAM LLC

By:   Trace SPV LLC
Its:  Sole Member

      By: Trace Foam Company, Inc.
      Its:  Sole Member


By:/s/Philip N. Smith, Jr.
--------------------------
Title:



Accepted and Agreed to by:

CITICORP USA, INC., as Collateral Agent



By: /s/ Jay Schiff
-----------------------
Title: Attorney-in-Fact